Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION
FuelCell Energy Reports First Quarter Results
and Latest Accomplishments
•	27.3 MW of FuelCell Energy projects pass first phase of DOE Loan Guarantee Program

•	City of Tulare, California orders its fourth DFC power plant

•	Company receives $2.1 million in contracts to demonstrate DFC-H2 hydrogen fueling station in California

•	FuelCell Energy reports cash and investments in U.S. Treasuries of $58 million on cash use of $7.2 million in the first quarter
DANBURY, Conn. — March 10, 2010 — FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results and accomplishments for its first quarter ended January 31, 2010.
Financial Results
FuelCell Energy reported total revenues for the first quarter of 2010 of $14.6 million compared to $21.7 million in the same period last year. Product sales and revenues in the first quarter were $12.8 million compared to $19.0 million in the prior year quarter. Product mix was primarily sales of stack modules to POSCO Power, FuelCell Energy’s manufacturing and distribution partner in South Korea compared to complete power plants in the prior year quarter resulting in lower overall product revenue. The Company’s product sales backlog including long-term service agreements totaled $84.1 million as of January 31, 2010 compared to $70.9 million as of January 31, 2009.
Margins on product sales and revenues improved over the prior year quarter by $4.7 million driven by sales of lower cost megawatt—class modules. The product cost-to-revenue ratio improved 7 percent to 1.41-to-1 in the first quarter compared to 1.52-to-1 in the first quarter of 2009. The ratio was negatively impacted by commissioning-related costs in South Korea and lower sales compared to the prior year quarter.
Research and development contract revenue was $1.8 million compared to $2.7 million in the prior year quarter. Research and development revenue declined due to completion of the Company’s Vision 21 and Ship Service fuel cell contracts with the U.S. Department of Energy (DOE) and Navy. The Company’s research and development backlog totaled $11.9 million as of January 31, 2010 compared to $23.1 million as of January 31, 2009.
Net loss to common shareholders for the first quarter of 2010 of $15.4 million or $0.18 per basic and diluted share improved 26 percent compared to net loss to common shareholders of $20.7 million or $0.30 per basic and diluted share in the prior year quarter. This improvement was due to sales of higher-margin products and Company-wide cost reductions.

FuelCell Energy FIRST Quarter 2010 Results
Total cash and investments in U.S. Treasuries were $57.6 million as of January 31, 2010. Net cash use for the first quarter was $7.2 million compared to $23.2 million in the fourth quarter of 2009. Net cash use improved over the prior quarter from increased customer milestone payments as FuelCell Energy completed commissioning of a number of power plants in South Korea. Capital spending for the first quarter was $0.7 million and depreciation expense was $1.9 million.
Corporate Highlights
“We are encouraged by sales activity in our target markets to expand clean, distributed power generation,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “The government in South Korea is expected to pass a new Renewable Portfolio Standard; the DOE is evaluating several of our projects for its loan guarantee program; and California is working on several programs that benefit sales of fuel cell power plants.”
Leadership in Key Markets
FuelCell Energy has 47 MW of its power plants operating globally that have cumulatively generated over 450 million kilowatt hours (kWh) of clean power. This together with FuelCell Energy’s orders backlog establishes its place as a leading worldwide stationary fuel cell manufacturing company. Highlights in our key markets are:
South Korea: South Korea is the Company’s fastest growing market. Approximately 24 megawatts (MW) of Direct FuelCell (DFC) power plants are currently generating electricity for South Korea’s power grid. POSCO Power has ordered approximately 69 MW of FuelCell Energy’s products to date. South Korea is in the process of creating a Renewable Portfolio Standard (RPS) which will include fuel cells operating on natural gas. South Korea’s Knowledge Economy Committee passed the RPS in February and the National Assembly is expected to enact the measure in April. The RPS will increase each year to 4.3 percent clean energy by 2015 and 10 percent by 2022, which equates to approximately 2,800 MW and 7,000 MW, respectively. Highly efficient and reliable fuel cells will help South Korea achieve these targets.
To meet this demand, POSCO Power built a balance-of-plant manufacturing facility and is constructing a new facility to manufacture FuelCell Energy power plant modules in a strategy to localize certain manufacturing. FuelCell Energy will ship components to POSCO Power that it will assemble into complete power plants to sell and service in South Korea. Locating final assembly closer to end users reduces costs and ensures products meet the needs of individual markets.
California: California is a strong market for our products because of its commitment to the reduction of pollution and greenhouse gases using distributed clean energy generation. California supports the installation of fuel cell power plants through several programs, including the Self-Generation Incentive Program (SGIP). This program provides approximately $83 million for clean power technologies annually. Fuel cell projects up to 3 MW are eligible for up to $4,500 per kilowatt (kW) when operating on biogas and up to $2,500 per kW when operating on natural gas.

FuelCell Energy FIRST Quarter 2010 Results
During the first quarter, the City of Tulare, California ordered its fourth DFC300, enabling its wastewater treatment facility to generate 40 percent of its own electricity. With near-zero emissions of NOX, SOX and particulate matter, emissions are further reduced because the power plant uses the wastewater facility’s own methane byproduct as fuel, eliminating the need for flaring.
Connecticut: Connecticut’s Renewable Portfolio Standard program requires utilities to purchase 20 percent of their electricity, or about 1,000 MW, from clean power sources by 2020. Connecticut’s Department of Utility Control selected 43.5 MW of projects incorporating FuelCell Energy power plants for power purchase agreements under the program. All of the projects use FuelCell Energy’s 2.8 MW DFC3000 power plants either alone or in combination with turbines. The Company has submitted applications to finance the projects under the U.S. Department of Energy’s $6 billion loan guarantee program and 27.3 MW have passed the initial eligibility requirements. In addition to potential DOE loan guarantees, FuelCell Energy and the project developers continue discussions with commercial financing sources to fund these projects.
In February 2010, Connecticut’s Senator Dodd announced initiatives to support the expansion of the stationary fuel cell market. The Senator said he would introduce legislation to increase the federal Investment Tax Credit from 30 percent to 40 percent up to $3,500 per kW for fuel cells in combined heat and power applications. Senator Dodd also proposed that the 2005 Energy Policy Act be funded with $100 million to enable federal agencies to purchase fuel cells. The U.S. government is the largest electricity consumer in the world. FuelCell Energy power plants provide increased power reliability, improved energy security by distributing smaller power plants, and energy independence by utilizing domestic fuel sources. The resulting demand for fuel cell power plants would be expected to drive U.S. manufacturing and create new jobs.
Government Research and Development Contracts
Advanced Hydrogen Programs: In February 2010, FuelCell Energy was awarded contracts totaling $2.1 million to demonstrate a renewable hydrogen refueling station in California. The three-year project is the result of collaboration with Air Products and Chemicals to combine the Company’s DFC power plants with Air Products’ gas separation technology to yield pure hydrogen for transportation, utility and other uses. The DFC-H2 will operate on biogas from the Orange County Sanitation District, and generate hydrogen for vehicle refueling in addition to ultra-clean electricity, and usable heat.
Solid Oxide Fuel Cell Development: FuelCell Energy has a 39 percent ownership interest in Versa Power Systems Inc., a world leader in solid oxide fuel cell (SOFC) stack technology. These solid oxide fuel cells have the potential for reliable, efficient, ultra-clean power generation complementary to our commercially proven DFC products in a range of sizes. The FCE/Versa team is currently in phase II of the DOE’s Solid State Energy Conversion Alliance (SECA) Large Scale Coal-Based Program and is on track to meet cost and performance objectives for a minimum 25 kW stack in this phase. The full scale advanced fuel cell system to be demonstrated in Phase III is expected to incorporate multiple SOFC modules with an output of approximately 300 kW to efficiently convert the energy contained in coal to ultra-clean grid electrical power.

FuelCell Energy FIRST Quarter 2010 Results
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 11th to discuss the first quarter results.
The details for accessing the live call are as follows:
•	From the U.S. or Canada please dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is FuelCell Energy

•	The live webcast will be posted on the Company’s Investors’ page at www.fuelcellenergy.com.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Thursday, March 18, 2010:
•	From the U.S. and Canada please dial 800-642-1687

•	Outside the U.S. or Canada please call 706-645-9291

•	Enter confirmation code 58078531

•	The webcast will be archived on the Company’s Investors’ page at www.fuelcellenergy.com.
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 450 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FuelCell Energy FIRST Quarter 2010 Results
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.
Contact:	FuelCell Energy, Inc. 203-825-6153 ir@fce.com
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FuelCell Energy FIRST Quarter 2010 Results
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	January 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$45,543	$57,823
Investments: U.S. treasury securities	5,015	7,004
Accounts receivable, net	24,013	22,920
Inventories, net	31,422	25,433
Other current assets	3,954	6,499

Total current assets	109,947	119,679
Property, plant and equipment, net	31,138	32,394
Investments: U.S. treasury securities	7,050	—
Investment in and loans to affiliate	9,904	10,064
Other assets, net	587	551

Total assets	$158,626	$162,688

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$990	$997
Accounts payable	7,689	8,484
Accounts payable due to affiliate	284	1,584
Accrued liabilities	15,441	13,808
Deferred revenue, royalty income and customer deposits	28,311	17,013

Total current liabilities	52,715	41,886
Long-term deferred revenue and royalty income	9,533	10,124
Long-term debt and other liabilities	4,314	4,410

Total liabilities	66,562	56,420

Redeemable preferred stock of subsidiary	15,533	14,976
Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2010 and $64,120 at October 31, 2009)	59,857	59,950
Equity:
Shareholders’ equity	8	8
Common stock ($.0001 par value); 150,000,000 shares authorized; 84,383,259 and 84,387,741 shares issued and outstanding at January 31, 2010 and October 31, 2009, respectively.	8	8
Additional paid-in capital	631,338	631,296
Accumulated deficit	(614,592)	(599,960)
Accumulated other comprehensive income (loss)	6	(2)
Treasury stock, Common, at cost (5,679 shares at January 31, 2010 and October 31, 2009.)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity	16,760	31,342
Noncontrolling interest in subsidiaries	(86)	—

Total equity	16,674	31,342

Total liabilities and equity	$158,626	$162,688

FuelCell Energy FIRST Quarter 2010 Results
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2010	2009
Revenues:
Product sales and revenues	$12,808	$19,031
Research and development contracts	1,808	2,692

Total revenues	14,616	21,723

Costs and expenses:
Cost of product sales and revenues	18,013	28,937
Cost of research and development contracts	2,096	2,238
Administrative and selling expenses	4,156	4,246
Research and development expenses	4,620	5,737

Total costs and expenses	28,885	41,158

Loss from operations	(14,269)	(19,435)
Interest expense	(63)	(60)
Loss from equity investment	(148)	(346)
Interest and other income, net	319	415

Loss before redeemable preferred stock of subsidiary	(14,161)	(19,426)
Accretion of redeemable preferred stock of subsidiary	(557)	(493)

Loss before provision for income taxes	(14,718)	(19,919)
Provision for income taxes	—	—

Net loss	(14,718)	(19,919)
Net loss attributable to noncontrolling interests	86	—

Net loss attributable to FuelCell Energy, Inc.	(14,632)	(19,919)
Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(15,434)	$(20,721)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.18)	$(0.30)

Basic and diluted weighted average shares outstanding	84,401,558	68,831,033